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                                                                     EXHIBIT 11

                 PARAGON HEALTH NETWORK, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                         1997    1996    1995
                                                        ------- ------- -------
ASSUMING FULL DILUTION (a)
Net Income............................................. $43,917 $43,180 $24,234
Pro forma taxes (b)....................................       0       0     599
                                                        ------- ------- -------
Pro forma net income................................... $43,917 $43,180 $23,635
                                                        ======= ======= =======
APPLICABLE COMMON SHARES:
  Weighted average shares outstanding during the
   period..............................................  58,614  60,372  56,553
  Weighted average shares issuable upon exercise of
   common stock options using the treasury stock
   method..............................................   1,194     573     579
  Weighted average shares issuable upon exercise of
   warrants using the treasury stock method............      --      --      --
                                                        ------- ------- -------
  Total shares.........................................  59,808  60,945  57,132
                                                        ======= ======= =======
Earnings per share (fully diluted)..................... $  0.73 $  0.71 $  0.42
                                                        ======= ======= =======
Pro forma earnings per share (fully diluted)........... $  0.73 $  0.71 $  0.41
                                                        ======= ======= =======
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(a)  This calculation is submitted in accordance with Regulation S-K, item 601
     (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in less than 3% dilution.

(b) The pro forma provision is included to reflect the estimated taxes that would have been incurred on the BCC Entities S corporations